Exhibit 5.1
Schlueter & Associates, P.C.
1050 17th Street, Suite 1750
Denver, CO 80265
Telephone: (303) 292-3883 Facsimile: (303)296-8880

March 26, 2007

China Precision Steel, Inc.
8th Floor, Teda Building
87 Wing Lok Street
Sheung Wan, Hong Kong

Ladies and Gentlemen:

We have acted as Colorado counsel to China Precision Steel, Inc., a Colorado corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 8,719,814 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), for the account of the Selling Stockholders named therein.

In connection with this opinion, we have examined the Company’s Amended and Restated Articles of Incorporation, the Company’s Restated By-laws, such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant, and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the issued and outstanding shares of Common Stock that are the subject of the Registration Statement are validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and the reference to our firm under the heading “Legal Matters” in the Registration Statement.

/s/ SCHLUETER & ASSOCIATES, P.C.